Exhibit 99.1
Press Release Dated October 21, 2008

NEWS RELEASE
October 21, 2008

Farmers Capital Bank Corporation Announces Third Quarter Results, Remains “Well-Capitalized”

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported a net loss of $6.9 million or $.94 per share for the quarter ended September 30, 2008 compared to net income of $4.9 million or $.67 per share for the quarter ended June 30, 2008 and $4.2 million or $.54 per share for the quarter ended September 30 a year ago. Net income for the nine months ended September 30, 2008 was $2.4 million or $.32 per share compared to $13.7 million or $1.75 per share for the same nine months a year earlier.

The results of the current quarter and year-to-date periods were driven mainly by a non-cash other-than-temporary impairment (“OTTI”) charge of $14.0 million ($1.33 per share, net of tax) related to the Company’s investments in preferred stock of Federal National Mortgage Association and Federal Home Loan Mortgage Corporation (collectively, the “GSE’s”). The value of these investments decreased sharply in September soon after the announcement that the GSE’s were suspending dividend payments and being placed into conservatorship by the Federal Housing Finance Agency. The rating agencies also downgraded the preferred stocks of the GSE’s to below investment grade. The Company had $1.1 million market value in GSE preferred stock following the impairment charge at September 30, 2008.

Nonperforming assets were $40.3 million at September 30, 2008 compared to $35.2 million at June 30, 2008. This represents an increase of $5.1 million or 14.4% in the linked quarter comparison. Nonperforming assets are up mainly as a result of a $3.7 million higher amount of loans past due 90 days or more. Nonaccrual loans declined $3.7 million mainly as a result of acquiring through foreclosure a residential real estate development securing a small group of related credits previously classified as nonaccrual loans. Net charge-offs increased $1.1 million, skewed in part to an $828 thousand recovery in the previous quarter which kept net-charge offs relatively low. Economic conditions continue to strain certain segments of the Company’s lending portfolio, particularly the real estate development and related industries.

Third Quarter 2008 Compared to Second Quarter 2008

▪
The $1.61 decrease in per share earnings for the third quarter of 2008 compared to the second quarter of 2008 is attributed to the $14.0 million or $1.33 per share OTTI charge related to the GSE’s and a higher provision for loan losses of $1.3 million.

▪	A $577 thousand or 3.8% decrease in net interest income was driven by lower interest income of $1.2 million or 4.1%, which outpaced a decrease in interest expense of $601 thousand or 4.4%.
▪	Securities gains were $209 thousand lower due to the timing of sales attributed to normal asset and liability management.
▪	Noninterest expenses increased $487 thousand or 3.4% led by increased data processing and communications expenses of $165 thousand and net foreclosed property expenses of $108 thousand.
▪	Income tax expense decreased $4.6 million due mainly to the OTTI charge.

Third Quarter 2008 Compared to Third Quarter 2007

▪
The $1.48 decrease in per share earnings for the third quarter of 2008 compared to the same period a year ago is attributed to the $14.0 million or $1.33 per share OTTI charge related to the GSE’s and a higher provision for loan losses of $1.2 million.

▪	Net interest income increased $152 thousand or 1.0%, helped by the Company’s leverage transaction that occurred during the fourth quarter of 2007.
▪	Noninterest expenses increased $523 thousand or 3.6% driven by higher net expenses related to properties acquired through foreclosure.
▪	Income tax expense decreased $4.5 million due mainly to the OTTI charge.

Farmers Capital Bank Corporation   *   Page 1 of 3

Nine-month Comparison

▪
The $1.43 decrease in per share earnings for the nine-month period ended September 30, 2008 compared to the same period for 2007 is due mainly to the impact of the $14.0 million or $1.33 per share OTTI charge related to the GSE’s and a higher provision for loan losses of $2.9 million.

▪	Net interest income increased $1.3 million or 3.0%, driven by the Company’s leverage transaction that occurred during the fourth quarter of 2007.
▪	Excluding investment securities related transactions, noninterest income increased $196 thousand or 1.1%.
▪	Noninterest expenses increased $648 thousand or 1.5% driven by higher net expenses related to properties acquired through foreclosure.
▪	Income tax expense decreased $4.2 million due mainly to the OTTI charge. The effective income tax rate declined to 7.2% compared to 24.1% a year earlier.

Balance Sheet

▪
Total assets were $2.2 billion at September 30, 2008, an increase of $32.1 million or 1.5% compared to June 30, 2008. The increase in assets is primarily related to $53.6 million higher cash and equivalents that correlate to higher deposit balances of $33.9 million and lower investment securities of $28.9 million. The decrease in investment securities includes the $14.0 million non-cash write-down of the GSE’s during the current quarter.

▪	Net loans decreased $2.3 million or .2% compared to the linked quarter as the Company continues to take a more measured and cautious lending approach in the near term.
▪
Deposits growth in the linked quarters is attributed to $16.1 million higher balances from the Commonwealth of Kentucky and higher traditional savings and money market account balances. Balances from the Commonwealth can fluctuate significantly from day to day.

▪	Nonperforming loans were $24.0 million at September 30, 2008 and June 30, 2008 compared to $21.1 at year -end 2007.
▪	The allowance for loan losses was 1.20% of net loans outstanding at September 30, 2008 compared to 1.15% and 1.10% at June 30, 2008 and December 31, 2007, respectively.
▪
The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators. The Company does not currently anticipate the need to raise additional equity capital as a result of the OTTI charge.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 2 of 3

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest income	$ 27,859	$ 29,037	$ 28,494	$ 86,931	$ 84,407
Interest expense	13,085	13,686	13,872	42,051	40,840
Net interest income	14,774	15,351	14,622	44,880	43,567
Provision for loan losses	1,780	483	595	3,365	429
Net interest income after provision for loan losses	12,994	14,868	14,027	41,515	43,138
Noninterest income	(7,865)	6,191	6,119	4,713	17,894
Noninterest expenses	14,879	14,392	14,356	43,651	43,003
(Loss) income before income tax expense	(9,750)	6,667	5,790	2,577	18,029
Income tax (benefit) expense	(2,865)	1,767	1,633	186	4,350
Net (loss) income	$ (6,885)	$ 4,900	$ 4,157	$ 2,391	$ 13,679

Per common share
Basic and diluted net (loss) income	$ (.94)	$ .67	$ .54	$ .32	$ 1.75
Cash dividend declared	.33	.33	.33	.99	.99

Averages
Loans, net of unearned interest	$ 1,308,192	$ 1,297,789	$ 1,264,490	$ 1,300,659	$ 1,240,029
Total assets	2,111,753	2,135,643	1,842,568	2,127,957	1,844,828
Deposits	1,498,304	1,531,628	1,454,420	1,516,757	1,457,861
Shareholders’ equity	166,539	173,584	174,968	170,438	178,320

Shares outstanding-basic and diluted	7,349	7,350	7,672	7,358	7,816

Return on average assets	(1.30)%	.92%	.90%	.15%	.99%
Return on average equity	(16.45)%	11.35%	9.43%	8.01%	10.26%

			September 30, 2008	June 30, 2008	December 31, 2007
Cash and cash equivalents			$ 165,343	$ 111,707	$ 79,140
Investment securities			518,653	547,571	546,477
Loans, net of allowance of $15,602, $14,965, and $14,216			1,287,817	1,290,114	1,277,769
Other assets			182,644	172,951	164,861
Total assets			2,154,457	2,122,343	$ 2,068,247

Deposits			$ 1,547,476	$ 1,513,614	$ 1,474,097
Federal funds purchased and other short-term borrowings			83,247	83,926	80,755
Other borrowings			335,791	327,957	316,309
Other liabilities			27,325	26,702	28,595
Total liabilities			1,993,839	1,952,199	1,899,756

Shareholders’ equity			160,618	170,144	168,491
Total liabilities and shareholders’ equity			$ 2,154,457	$ 2,122,343	$ 2,068,247

End of period book value per share[1]			$ 21.84	$ 23.15	$ 22.82
End of period share value			27.02	17.62	27.00
End of period dividend yield[2]			4.89%	7.49%	4.89%

1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents annualized dividend declared divided by the end of period share value.

Farmers Capital Bank Corporation   *   Page 3 of 3